Exhibit 10.2

PETROLEUM, NATURAL GAS AND GENERAL RIGHTS CONVEYANCE

THIS AGREEMENT made as of the 29th day of May, 2020.

BETWEEN:

BLUE SKY RESOURCES LTD., a body corporate, having an office in the City of Calgary, in the Province of Alberta (hereinafter referred to as “Vendor”)

- and -

PETROLIA CANADA CORPORATION, a body corporate, having an office in the City of Calgary, in the Province of Alberta (hereinafter referred to as “Purchaser”)

1.	DEFINITIONS

In this Agreement, unless the context otherwise requires:

(a)	“Abandonment and Reclamation Obligations” means all obligations under the Title Documents and the Regulations to:

(i) abandon the Wells;

(ii) decommission and remove the Tangibles, including associated foundations and structures; and

(i) restore, remediate and reclaim the lands to which the Surface Rights relate;

(b)	“Adjustment Date” means the hour of 12:02 a.m., Calgary time, on the 1st day of May, 2020;

(c)	“AER” means The Alberta Energy Regulator and any predecessor thereof;

(d)	“AFE’s” means the authorities for expenditure and operations notices, if any, set out in Schedule “B” under the heading “AFEs”;

(e)	“Affiliate” of any Person means any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Persons;

(f)	“Applicable Law” means any law, statute, regulation, rule, ordinance, order or directive enacted or issued by any Governmental Authority having jurisdiction over Vendor, Purchaser or the Assets, and includes, without limitation, the provisions and conditions of any permit, license or other governmental or regulatory authorization in respect of the Assets or any of them;

(g)	“Assets” means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests, and all interests of Vendor arising under and by virtue of the Vermilion PSA;

(h)	“Business Day” means a day other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta;

(i)	“CO&O Agreements” means the agreement or agreements for the construction, ownership or operation of any Tangibles or Surface Rights, if any, set out in Schedule “D” under the heading “CO&O Agreements”;

(j)	“Environmental Liabilities” means any and all Losses and Liabilities in respect of environmental damage or contamination located within, upon or under the Lands (whether or not resulting from operations conducted with respect to the Assets) or lands appurtenant thereto, or other environmental problems pertaining to the Lands or caused by the Assets or the Lands or operations thereon or related thereto, however and by whomsoever caused, and whether caused by a breach of the applicable Regulations or otherwise, which occur or arise in whole or in part prior to, at or subsequent to the date hereof, and regardless of whether or not a reclamation certificate has been issued. Without limiting the generality of the foregoing, such environmental damage or contamination or other environmental problems shall include those arising from or related to (i) surface, underground, air, ground water, surface water or marine environment contamination; (ii) Abandonment and Reclamation Obligations; (iii) the restoration, cleanup or reclamation of or failure to restore, cleanup or reclaim any part of the Assets or the Lands; (iv) the removal of or failure to remove foundations, structures or equipment; (v) the transportation, storage, use or disposal of toxic or hazardous substances or hazardous, dangerous or non-dangerous oilfield substances or waste; (vi) the release, spill, escape or emissions of toxic, hazardous or oilfield waste substances; (vii) compliance with past, present and future Regulations relating to the environment or the protection thereof and Regulations related to employee and public health and safety matters; (viii) any operation carried out by others on lands not part of the Assets but in proximity to the Assets, which operations have caused damage to the environment; and (ix) damages and losses suffered by Third Parties as a result of any of the foregoing;

(k)	“Facilities” means the facility or facilities, if any, set out in Schedule “C” under the heading “Facilities”;

(l)	“Governmental Authority” means any domestic government, whether federal, provincial, state, territorial, local, regional, municipal, or other political jurisdiction, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi-governmental or other entity, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government having jurisdiction over the Assets, the Parties or the Transaction;

(m)	“GST” means the goods and services tax administered pursuant to the Excise Tax Act (Canada) or under any successor or parallel federal or provincial legislation that imposes a tax on the recipient of goods and services;

(n)	“Joint Venture Contracts” means the agreement or agreements: (i) for the transportation, processing or disposal of the Leased Substances or any of them or substances produced in connection with the Leased Substances or any of them; (ii) agreements for the contract operation by a Third Party of the Assets or any of them, and (iii) agreements to provide transportation, processing or disposal capacity or service to any Third Party, if any, set out in Schedule “D” under the heading “Joint Venture Contracts”;

(o)	“Lands” means the lands set out in Schedule “A” under the heading “Lease Description / Rights Held”;

(p)	“Leased Substances” means all Petroleum Substances, rights to or in respect of which are granted, reserved or otherwise conferred by or under the Title Documents (but only to the extent that the Title Documents pertain to the Lands and to the zones and formations set out in Schedule “A” under the heading “Lease Description / Rights Held”);

(q)	“Losses and Liabilities” means all claims, liabilities, actions, proceedings, demands, losses, costs, penalties, fines, damages and expenses which may be sustained or incurred by any of a Party or its Representatives, including, without limitation, reasonable legal fees and disbursements on a solicitor and client basis;

(r)	“Miscellaneous Interests” means, subject to any and all limitations and exclusions provided for in this definition, all property, assets, interests and rights pertaining to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, but only to the extent that such property, assets, interests and rights pertain to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation any and all of the following:

(i) contracts and agreements relating to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation gas purchase contracts, processing agreements, transportation agreements and agreements for the construction, ownership and operation of facilities; but unless included as Production Contracts, excluding production sales contracts pertaining to the Leased Substances or any of them that cannot be terminated on notice of 31 days or less (without an early termination penalty or other cost), gas balancing or similar agreements pertaining to the Leased Substances or any of them, agreements for the transportation, processing or disposal of the Leased Substances or any of them or substances produced in connection with the Leased Substances or any of them, agreements for the contract operation by a Third Party of the Assets or any of them and agreements to provide transportation, processing or disposal capacity or service to any Third Party;

(ii) the Surface Rights;

(iii) all records, books, documents, licences, reports and data which relate to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including any of the foregoing that pertain to seismic, geological or geophysical matters; and

	(iv)	the Wells (and no other wells), including the wellbores and any and all casing;

(s)	“Party” means a party to this Agreement;

(t)	“Permitted Encumbrances” means:

	(i)	liens for taxes, assessments and governmental charges which are not due or the validity of which is being diligently contested in good faith by or on behalf of Vendor;

	(ii)	liens incurred or created in the ordinary course of business as security in favour of the person who is conducting the development or operation of the property to which such liens relate for Vendor’s proportionate share of the costs and expenses of such development or operation;

	(iii)	mechanics’, builders’ and materialmen’s liens in respect of services rendered or goods supplied for which payment is not due;

	(iv)	easements, rights of way, servitudes and other similar rights in land (including without limitation rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables) which do not materially impair the use of the Assets affected thereby;

	(v)	the right reserved to or vested in any Governmental Authority by the terms of any lease, licence, franchise, grant or permit or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

	(vi)	all Regulations and rights of general application reserved to or vested in any Governmental Authority to levy taxes on the Leased Substances or any of them or the income therefrom, and governmental requirements and limitations of general application as to production rates on the operations of any property;

	(vii)	statutory exceptions to title, and the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the mines and minerals within, upon or under the Lands;

	(viii)	any security held by any Third Party encumbering Vendor’s interest in and to the Assets or any part or portion thereof, in respect of which Vendor delivers a discharge or no interest letter to Purchaser concurrent herewith;

(ix) the Production Contracts and agreement or agreements (if any) for the sale of Leased Substances that are terminable on not greater than 31 days’ notice (without an early termination penalty or other cost); and

(x) all royalty burdens, liens, penalties, conversion rights and other claims of Third Parties set out in Schedule “A” under the heading “Royalty / Encumbrances”;

(u)	“Person” means any individual (or group of individuals), corporation, limited or unlimited liability company, joint venture, partnership (limited or general), trust, trustee, executor or similar official, Governmental Authority or other legal entity;

(v)	“Petroleum and Natural Gas Rights” means all rights to and in respect of the Leased Substances and the Title Documents (but only to the extent that the Title Documents pertain to the Lands), including without limitation the interests set out in Schedule “A” beside “VERMILION RESOU” under the heading ““WI” under the heading “DOI Code”;

(w)	“Petroleum Substances” means any of crude oil, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, and any and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including without limitation sulphur;

(x)	“Purchase Price” has the meaning ascribed to that term in subsection 3(a);

(y)	“Regulations” means all statutes, laws, rules, orders and regulations in effect from time to time and made by any Governmental Authority having jurisdiction over the Assets;

(z)	“Representatives” means, with respect to any Party, its Affiliates, and the respective directors, officers, servants, agents, advisors, employees and consultants of that Party and its Affiliates;

(aa)	“Right of First Refusal” or “ROFR” means a right of first refusal, pre-emptive right of purchase or similar right whereby any Third Party has the right to acquire or purchase any of the Assets as a consequence of the Parties entering into this Agreement or the Transaction;

(bb)	“Sale Contracts” means the agreement or agreements for the sale of Leased Substances, if any, set out in Schedule “D” under the heading “Sale Contracts”;

(cc)	“Specific Conveyances” means all conveyances, assignments, transfers, novations and other documents or instruments that are reasonably required or desirable to convey, assign and transfer the interest of Vendor in and to the Assets to Purchaser and to novate Purchaser in the place and stead of Vendor with respect to the Assets;

(dd)	“Surface Rights” means all rights to use the surface of land in connection with the Assets, including, without limitation, rights to enter upon and occupy the surface of land on which the Tangibles and the Wells are located and rights to cross or otherwise use the surface of land for access to the Assets, excluding any such rights that pertain only to a well or wells other than the Wells;

(ee)	“Take or Pay Obligations” means obligations to sell or deliver Petroleum Substances or any of them, rights to which are granted, reserved or otherwise conferred pursuant to the Title Documents, without being entitled in due course to receive and retain full payment for such Petroleum Substances;

(ff)	“Tangibles” means the Facilities, office equipment located at the Slave Lake field office, and any and all other tangible depreciable property and assets other than the Facilities which are located within, upon or in the vicinity of the Lands and which are used or are intended to be used to produce, process, gather, treat, measure, make marketable or inject the Leased Substances or any of them or in connection with water injection or removal operations that pertain to the Petroleum and Natural Gas Rights, including without limitation any and all gas plants, oil batteries, buildings, production equipment, pipelines, pipeline connections, meters, generators, motors, compressors, treaters, dehydrators, scrubbers, separators, pumps, tanks, boilers and communication equipment (including any SCADA systems);

(gg)	“Third Party” means any Person other than Vendor and Purchaser or any of their respective Affiliates;

(hh)	“this Agreement”, “herein”, “hereto”, “hereof” and similar expressions mean and refer to this Petroleum, Natural Gas and General Rights Conveyance;

(ii)	“Title Documents” means, collectively, any and all certificates of title, leases, reservations, permits, licences, assignments, trust declarations, operating agreements, royalty agreements, gross overriding royalty agreements, participation agreements, farm-in agreements, sale and purchase agreements, pooling agreements and any other documents and agreements granting, reserving or otherwise conferring rights to (i) explore for, drill for, produce, take, use or market Petroleum Substances, (ii) share in the production of Petroleum Substances, (iii) share in the proceeds from, or measured or calculated by reference to the value or quantity of, Petroleum Substances which are produced, and (iv) rights to acquire any of the rights described in items (i) to (iii) of this definition; but only if the foregoing pertain in whole or in part to Petroleum Substances within, upon or under the Lands and, further, to the zones and formations set out in Schedule “A” under the heading “Int Type / Lse No / Name” under the heading “Lse Type Lessor Type”;

(jj)	“Transaction” means the entering into of this Agreement and the sale of the Assets by Vendor to Purchaser pursuant to this Agreement;

(kk)	“Vermilion” means Vermilion Resources;

(ll)	“Vermilion PSA” means the Amended and Restated Agreement of Purchase and Sale (Greater Utikuma Lake Area, Alberta) between Vermilion, as vendor, and Vendor, as purchaser, made as of July 3, 2019 and amended and restated as of August 16, 2019, and as of January 13, 2020, and as of April 24, 2020; and

(mm)	“Wells” means all wells which have been, are or may be used in connection with the Petroleum and Natural Gas Rights, including without limitation producing, shut-in, abandoned, water source, water disposal and water injection wells, the well or wells, if any, set out in Schedule “E” under the heading “Wells”.

2.	INTERPRETATION

(q)	The expressions “section”, “subsection”, “clause”, “subclause”, “paragraph” and “Schedule” followed by a number or letter or combination thereof mean and refer to the specified section, subsection, clause, subclause, paragraph and schedule of or to this Agreement.

(r)	The division of this Agreement into sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

(s)	When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.

(t)	There are appended to this Agreement the following schedules pertaining to the following matters:

Schedule “A”	-	Lands and Petroleum and Natural Gas Rights
Schedule “B”	-	AFEs
Schedule “C”	-	Facilities
Schedule “D”	-	Sale Contracts, Joint Venture Contracts and
CO&O Agreements
Schedule “E”	-	Wells

Such schedules are incorporated herein by reference as though contained in the body hereof. Wherever any term or condition of such schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

(jj)	All losses, costs, claims, damages, expenses and liabilities in respect of which a Party has a claim pursuant to this Agreement include without limitation reasonable legal fees and disbursements on a solicitor and client basis.

(u)	In this Agreement, the stated knowledge, information, belief or awareness of a Party consists only of the actual knowledge or awareness, as the case may be, of the current officers and senior managers of such Party, whose normal responsibilities relate to the matter in question in the course of their normal duties, and does not include knowledge, information or belief and awareness of any other Person or any constructive or imputed knowledge. Vendor does not have any obligation to make inquiry of Third Parties or the files and records of any Third Party or Governmental Authority in connection with representations and warranties that are made to its knowledge, information, belief or awareness.

3.	CONVEYANCE

(a)	Vendor, for the payment to Vendor by Purchaser of 50% of the Purchase Price (as defined in the Vermilion PSA) payable by Vendor under the Vermilion PSA (the “Purchase Price”), the receipt of which is hereby acknowledged by Vendor, hereby sells, assigns, transfers, conveys and sets over to Purchaser, and Purchaser hereby purchases from Vendor, 50% of the right, title, estate and interest of Vendor (whether absolute or contingent, legal or beneficial) in and to the Assets, TO HAVE AND TO HOLD the same, together with all benefit and advantage to be derived therefrom, absolutely, subject to the terms of this Agreement.

(b)	The Parties shall allocate the Purchase Price as follows:

Petroleum and Natural Gas Rights	90%
Tangibles	10% less $10.00
Miscellaneous Interests	$10.00

(c)	Vendor acknowledges the receipt of the GST payable in respect of the Assets from Purchaser. Vendor shall remit the GST according to law. The GST registration number of Vendor is 74733 0488 RT0001. The GST registration number of Purchaser is ●. Purchaser shall be solely responsible for all sales taxes, transfer taxes, fees, charges, levies or similar assessments which may be imposed by any governmental authority and pertaining to its acquisition of the Assets or to the circulation and registration of any specific conveyances necessitated hereby and shall remit any such amounts to the applicable governmental authority according to law.

(d)	For the avoidance of doubt, the Parties acknowledge that:

(i)	the amount and the scope of the Abandonment and Reclamation Obligations and the Environmental Liabilities associated with the Assets are not capable of being quantified at the time of the conveyance of the Assets herein and depend upon numerous unknowable factors that are not within the control of the Parties;

(ii)	under Applicable Law, the Abandonment and Reclamation Obligations and the Environmental Liabilities associated with the Assets are inextricably linked with such Assets so that Purchaser will be liable for Abandonment and Reclamation Obligations and Environmental Liabilities associated with the Assets in the absence of the specific assumption of such obligations by Purchaser in this Agreement or otherwise;

(iii)	the Parties have taken the fact that the Assets and any associated Abandonment and Reclamation Obligations and Environmental Liabilities are inextricably linked into account in reaching this Agreement and in establishing the Purchase Price for the Assets;

(iv)	neither the existence nor the amount of any accounting reserves for site reclamation costs or similar matters associated with the Assets in the financial statements or accounting records of either Party has been of any relevance to either Party in determining any matter under this Agreement, including the Purchase Price for the Assets;

(v)	as a result of the foregoing, the Parties agree to attribute no value to the assumption of the Abandonment and Reclamation Obligations and the Environmental Liabilities, nor the indemnities provided for in Articles 6 and 7, associated with the Assets; and

(vi)	the Parties agree that the Purchase Price shall not be adjusted hereunder for any reason in relation to the Abandonment and Reclamation Obligations and the Environmental Liabilities.

4.	REPRESENTATIONS AND WARRANTIES OF VENDOR

Purchaser acknowledges that it is purchasing Vendor’s interest in and to the Assets on an “as is, where is” basis, without representation and warranty and without reliance on any information provided to or on behalf of Purchaser by Vendor or any Third Party, except that and subject in all instances to Permitted Encumbrances, Vendor makes the following representations and warranties to Purchaser, no claim in respect of which shall be made or be enforceable by Purchaser unless written notice of such claim, with reasonable particulars, is given by Purchaser to Vendor within a period of twelve (12) months from the date hereof:

(a)	Standing: Vendor is a corporation duly organized and validly existing under the laws of the jurisdiction of incorporation of Vendor, is authorized to carry on business in the Province in which the Lands are located, and now has good right, full power and absolute authority to sell, assign, transfer, convey and set over the interest of Vendor in and to the Assets according to the true intent and meaning of this Agreement;

(b)	Requisite Authority: the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, shareholders’ and directors’ actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which Vendor is bound;

(c)	No Conflicts: the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Vendor is party or by which Vendor is bound, nor under any judgment, decree, order, statute, regulation, rule or license applicable to Vendor;

(d)	Enforceability: this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Vendor enforceable against Vendor in accordance with their terms;

(e)	No Approvals or Authorizations Required: no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by Vendor of this Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force;

(f)	Finders’ Fees: Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this Agreement or the transaction effected by it for which Purchaser shall have any obligation or liability;

(g)	Canadian Resident: Vendor is not a non-resident within the meaning of Section 116 of the Income Tax Act (Canada) and the interest of Vendor in and to the Assets does not constitute all or substantially all the property of Vendor;

(h)	Title: Vendor has not alienated or encumbered the Assets or any part or portion thereof, Vendor has not committed and is not aware of there having been committed any act or omission whereby the interest of Vendor in and to the Assets or any part or portion thereof may be cancelled or determined, and the Assets are now free and clear of all royalty burdens, liens, penalties, conversion rights and other claims of Third Parties, created by, through or under Vendor or of which Vendor has knowledge;

(i)	ROFRs: none of the interest of Vendor in and to the Assets is subject to any ROFR rights created by, through or under Vendor or of which Vendor is aware, that become operative by virtue of this Agreement or the Transaction;

(j)	No Adverse Claims: Vendor has not received notice from any Third Party claiming an interest in and to the Assets adverse to the interest of Vendor and Vendor has no reason to believe that any such claim may be made;

(k)	Receipt of Revenues: Vendor is receiving from Third Parties on a timely basis, all revenues to which Vendor is entitled in connection with the Assets;

(l)	Compliance with Agreements: Vendor has not failed to comply with, perform, observe or satisfy any term, condition, obligation or liability which has heretofore arisen under the provisions of any of the Title Documents or any other agreements and documents to which the Assets are subject;

(m)	No Defaults: Vendor has not received notice of default and is not, to the knowledge, information and belief of Vendor, in any default under any obligation, agreement, document, order, writ, injunction or decree of any court or of any commission or administrative agency, which might result in impairment or loss of the interest of Vendor in and to the Assets or which might otherwise adversely affect the Assets;

(n)	No Actions or Proceedings: no suit, action or other proceeding before any court or governmental agency has been commenced against Vendor or, to the knowledge, information and belief of Vendor, has been threatened against Vendor or any Third Party, which might result in impairment or loss of the interest of Vendor in and to the Assets or which might otherwise adversely affect the Assets or any rights to, and rights to enter upon, use or occupy the surface of any lands which are or may be used to gain access to or otherwise use the Petroleum and Natural Gas Rights and the Tangibles, or either of them;

(o)	Amounts Payable: all amounts due and payable to Third Parties prior to the date hereof and pertaining to the Assets have been fully paid, including without limitation (i) any and all ad valorem and property taxes, (ii) any and all production, severance and similar taxes, charges and assessments based upon or measured by the ownership or production of the Leased Substances or any of them or the receipt of proceeds therefor, and (iii) all amounts due and payable in connection with Permitted Encumbrances;

(p)	Outstanding AFE’s: in respect of the Assets, there are no financial commitments of Vendor which are in excess of $50,000 and which are now due or which may hereafter become due by virtue of matters occurring or arising prior to the date hereof, other than as set out on Schedule “B”;

(q)	Licenses and Permits: in respect of the Assets that are operated by Vendor, if any, Vendor holds all valid licenses, permits and similar rights and privileges that are required and necessary under Applicable Law to operate the Assets as presently operated;

(r)	Operations: any and all operations of Vendor, and to the knowledge, information and belief of Vendor, any and all operations by Third Parties, on or in respect of the Assets, have been conducted in accordance with good oil and gas industry practices and in material compliance with all Applicable Laws and the Regulations;

(s)	Operation of Tangibles: the Tangibles operated by Vendor, if any, are in good and operable condition, reasonable wear and tear excepted, and the Tangibles operated by Third Parties, if any, are in good and operable condition, reasonable wear and tear excepted, to the knowledge, information and belief of Vendor;

(t)	Areas of Mutual Interest: there are no active area of mutual interest provisions in any of the Title Documents or other agreements or documents to which the Assets are subject;

(u)	Environmental Notices: Vendor is not aware of:

(i)	and has not received any orders or directives which relate to Abandonment and Reclamation Obligations, Environmental Liabilities or environmental compliance matters under the Regulations and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects;

(ii)	and has not received any demand or notice issued with respect to the breach of any environmental, health or safety law applicable to the Assets, including without limitation, respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the date hereof; or

(iii)	any particular existing circumstance that it reasonably believes to be material and a reportable event under the Regulations;

(v)	Environmental Information: Vendor has made available to Purchaser all information in the possession of Vendor or to which Vendor has access relevant to environmental damage or contamination or other environmental problems pertaining to the Assets;

(w)	Sale Contracts and Joint Venture Contracts: except for the Sale Contracts and Joint Venture Contracts,, Vendor is not a party to and Vendor’s interest in and to the Assets is not otherwise bound or affected by any (i) production sales contracts pertaining to the Leased Substances or any of them that cannot be terminated on notice of 31 days or less (without an early termination penalty or other cost), (ii) gas balancing or similar agreements pertaining to the Leased Substances or any of them, (iii) agreements for the transportation, processing or disposal of the Leased Substances or any of them or substances produced in connection with the Leased Substances or any of them, (iv) agreements for the contract operation by a Third Party of the Assets or any of them, and (v) agreements to provide transportation, processing or disposal capacity or service to any Third Party;

(x)	Take or Pay Obligations: there are no Take or Pay Obligations; and

(y)	Provision of Documents: Vendor has made available to Purchaser all Title Documents that are in the possession or control of Vendor.

5.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser makes the following representations and warranties to Vendor, no claim in respect of which shall be made or be enforceable by Vendor unless written notice of such claim, with reasonable particulars, is given by Vendor to Purchaser within a period of twelve (12) months from the date hereof:

(a)	Standing: Purchaser is a corporation duly organized and validly existing under the laws of the jurisdiction of incorporation of Purchaser, is authorized to carry on business in the Province in which the Lands are located, and now has good right, full power and absolute authority to purchase the interest of Vendor in and to the Assets according to the true intent and meaning of this Agreement;

(b)	Requisite Authority: the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, shareholders’ and directors’ actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which Purchaser is bound;

(c)	No Conflicts: the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Purchaser is party or by which Purchaser is bound, nor under any judgment, decree, order, statute, regulation, rule or license applicable to Purchaser;

(d)	Enforceability: this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms;

(e)	No Approvals or Authorizations Required: no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by Purchaser of this Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force;

(f)	Finders’ Fees: Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this Agreement or the transaction effected by it for which Vendor shall have any obligation or liability; and

(g)	Investment Canada Act: Purchaser is not a non-Canadian person for the purposes of the Investment Canada Act.

6.	INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

(a)	Vendor shall be liable to Purchaser for and shall, in addition, indemnify Purchaser from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Purchaser which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in section 4 been accurate and truthful, provided however that nothing in this subsection 6(a) shall be construed so as to cause Vendor to be liable to or indemnify Purchaser in connection with any representation or warranty contained in section 4 if and to the extent that Purchaser did not rely upon such representation or warranty.

(b)	Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in section 5 been accurate and truthful, provided however that nothing in this subsection 6(b) shall be construed so as to cause Purchaser to be liable to or indemnify Vendor in connection with any representation or warranty contained in section 5 if and to the extent that Vendor did not rely upon such representation or warranty.

(c)	No claim under this section 6 shall be made or be enforceable by a Party unless written notice of such claim, with reasonable particulars, is given by such Party to the Party against whom the claim is made within a period of twelve (12) months from the date hereof.

7.	PURCHASER’S INDEMNITIES

(a)	Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all Losses and Liabilities suffered, sustained, paid or incurred by Vendor which arise out of any matter or thing occurring or arising from and after the date hereof and which relates to the Assets, provided however that Purchaser shall not be liable to nor be required to indemnify Vendor in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which arise out of acts or omissions of Vendor.

(b)	Purchaser shall see to the timely performance of all Abandonment and Reclamation Obligations pertaining to the Assets which in the absence of this Agreement would be the responsibility of Vendor. Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all Losses and Liabilities suffered, sustained, paid or incurred by Vendor should Purchaser fail to timely perform such obligations.

(c)	Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all Environmental Liabilities suffered, sustained, paid or incurred by Vendor which pertain to environmental damage or contamination or other environmental problems pertaining to or caused by the Assets or operations thereon or related thereto, however and by whomsoever caused, and whether such environmental damage or contamination or other environmental problems occur or arise in whole or in part prior to, on or subsequent to the date hereof. Purchaser shall not be entitled to exercise and hereby waives any rights or remedies Purchaser may now or in the future have against Vendor in respect of such environmental damage or contamination or other environmental problems, whether such rights and remedies are pursuant to the common law or statute or otherwise, including without limitation, the right to name Vendor as a third party to any action commenced by any Third Party against Purchaser. Without limiting the generality of the foregoing, such environmental damage or contamination or other environmental problems shall include (i) surface, underground, air, ground water or surface water contamination, (ii) the abandonment or plugging of or failure to abandon or plug any of the Wells, (iii) the restoration or reclamation of or failure to restore or reclaim any part of the Assets, (iv) the breach of applicable government rules and regulations in effect at any time, and (v) the removal of or failure to remove foundations, structures or equipment.

(d)	Notwithstanding any other provision in this Agreement, Purchaser shall not be liable to nor be required to indemnify Vendor in respect of any Losses and Liabilities suffered, sustained, paid or incurred by Vendor in respect of which Vendor is liable to and has indemnified Purchaser pursuant to subsection 6(a), and Vendor shall not be liable to nor be required to indemnify Purchaser in respect of any Losses and Liabilities suffered, sustained, paid or incurred by Purchaser in respect of which Purchaser is liable to and has indemnified Vendor pursuant to subsection 6(b), in both cases disregarding the time limit set out in subsection 6(c).

8.	FURTHER ASSURANCES

Each Party will, from time to time and at all times hereafter upon request, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement. Until Purchaser is novated, with respect to the interest of Vendor in and to the Assets, into the Title Documents and any other agreements and documents to which the Assets are subject, Vendor shall act as Purchaser’s agent (including without limitation to serve operation notices and authorizations for expenditure) as Purchaser reasonably and lawfully directs. Purchaser shall be liable to Vendor and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor arising in connection with all acts or omissions of Vendor in its capacity as agent of Purchaser to the extent such acts and omissions were expressly or impliedly authorized by Purchaser.

9.	NO MERGER

The covenants, representations, warranties and indemnities contained in this Agreement shall be deemed to be restated in any and all assignments, conveyances, transfers and other documents conveying the interests of Vendor in and to the Assets to Purchaser, subject to any and all time and other limitations contained in this Agreement. There shall not be any merger of any covenant, representation, warranty or indemnity in such assignments, conveyances, transfers and other documents notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived.

10.	ENTIRE AGREEMENT

The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. No amendments shall be made to this Agreement unless in writing, executed by the Parties. This Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof.

11.	SUBROGATION

The assignment and conveyance effected by this Agreement is made with full right of substitution and subrogation of Purchaser in and to all covenants, representations, warranties and indemnities previously given or made by others in respect of the Assets or any part or portion thereof.

12.	GOVERNING LAW

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta. The Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

13.	ENUREMENT

This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and assigns.

14.	TIME OF ESSENCE

Time shall be of the essence in this Agreement.

15.	NOTICES

The addresses for service of the Parties shall be as follows:

Vendor -	Blue Sky Resources Ltd.
300, 840 - 6th Avenue SW
Calgary, AB T2P 3E5

Attention: President
Email: ilyas@blueskyep.com

Purchaser -	Petrolia Canada Corporation
335, 1500 – 14th Street SW
Calgary, AB T3C 1C9

Attention: Sr. Vice President
Email: Quinten.B@PetroliaCanada.ca

All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

(a)	by personal service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received by that Party when personally served;

(b)	by email, in which case for such notice to be effective, at least one representative of each Party addressee must acknowledge receipt of such email (provided that an automated response from the email account or server of the intended recipient does not constitute an affirmative reply) and the notice must be in portable document format (pdf); or

(c)	except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a Party at the address of such Party set out above, in which case the item so mailed shall be deemed to have been received by that Party on the fifth day following the date of mailing (the date of mailing being the day immediately prior to the postmarked date of the envelope containing the notice, communication or statement or if the subject envelope has been lost or destroyed, the date of such notice, communication or statement or if undated the date of the transmittal letter accompanying the same).

A Party may from time to time change its address for service or its email address or both by giving written notice of such change to the other Party.

16.	NO ADJUSTMENTS

Notwithstanding any other provision in this Agreement, there shall be no adjustments made between the Parties in respect of benefits and obligations of any kind and nature relating to the operation of the Assets conveyed pursuant to this Agreement, including without limitation maintenance, development, operating and capital costs, government incentives and administration fees, royalties and other burdens, and proceeds from the sale of production, whether accruing, payable or paid and received or receivable.

17.	LIMIT OF LIABILITY

In no event shall the liability of Vendor to Purchaser in respect of claims of Purchaser arising out of or in connection with this Agreement exceed, in the aggregate, the Purchase Price.

18.	REGISTRATION OF SPECIFIC CONVEYANCES

Forthwith after the date hereof, Purchaser shall at its cost circulate and register, as the case may be, all conveyances, assignments, transfers, novations and other documents or instruments in respect of the Assets and that by their nature may be circulated or registered, provided that Vendor shall at Purchaser’s cost register all Assignments of Dispositions (Alberta Crown Surface Rights) and Transfer Forms (Alberta Crown Sub-Surface Rights).

19.	COUNTERPARTS AND ELECTRONIC TRANSMISSION

This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall constitute one and the same instrument, and notwithstanding the date of execution, shall be deemed to bear date as of the date of this Agreement. This Agreement shall be considered properly executed by either Party if executed and transmitted by facsimile or other electronic means to the other Party. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by Vendor and Purchaser.

IN WITNESS WHEREOF the Parties have executed and delivered this Agreement as of the date first above written.

BLUE SKY RESOURCES LTD.		PETROLIA CANADA CORPORATION

Per:	/s/ Ilyas Chaudhary	Per:	/s/ James Edward Burns

Per:		Per: